                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS'

The Board of Trustees of
Cabot Industrial Trust:

We consent to the use of our report included herein dated July 2, 1998, relating to the combined balance sheets of the Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio as of December 31, 1997 and 1996, and the related combined statements of operations, owner's equity, and cash flows for the years ended December 31, 1997, 1996 and the period from July 6, 1995 (date of acquisition) to December 31, 1995, and the related schedule as of December 31, 1997, included herein, and to the reference to our firm under the heading "Experts" in this registration statement on Form S-11 of Cabot Industrial Trust.

                                       KPMG Peat Marwick LLP

Chicago, Illinois

September 1, 1998